Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2014	$781,163	$650,836	$(429,742	)(1)	$1,002,257
Year ended December 31, 2013	$650,000	$550,194	$(419,031	)(1)	$781,163
Year ended December 31, 2012	$556,000	$436,923	$(342,923	)(1)	$650,000

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2014	$562,776	$7,105	$-		$569,881
Year ended December 31, 2013	$513,527	$49,249	$-		$562,776
Year ended December 31, 2012	$507,211	$6,316	$-		$513,527

ALLOWANCE FOR DISCOUNTS AND RETURNS

Year ended December 31, 2014	$2,391,205	$25,041,677	$(24,515,683)		$2,917,199
Year ended December 31, 2013	$2,057,055	$20,726,250	$(20,392,100)		$2,391,205
Year ended December 31, 2012	$2,425,811	$20,733,704	$(21,102,460)		$2,057,055

(1)	Amount charged off, net of recoveries